                                                                      Exhibit 12


                       JOHNSON & JOHNSON AND SUBSIDIARIES

        STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES(1)
                              (DOLLARS IN MILLIONS)


                                                         FISCAL YEAR ENDED
                        -----------------------------------------------------------------------------------
                        NINE MONTHS
                            ENDED
                        SEPTEMBER 28,   DECEMBER 29,  DECEMBER 30,  DECEMBER 31,  JANUARY 2,    JANUARY 3,
                             2003          2002          2001          2000          2000          1999
                        -------------   ------------  ------------  ------------  ----------    ----------
Determination of
   Earnings:
Earnings Before
   Provision for
   Taxes on Income          $7,934        $9,291        $7,898        $6,868        $5,877        $4,333
Fixed Charges                  242           259           245           292           337           269
                            ------        ------        ------        ------        ------        ------
     Total                  $8,176        $9,550        $8,143        $7,160        $6,214        $4,602
                            ======        ======        ======        ======        ======        ======
Fixed Charges and
   Other:
   Rents                        78            99            92            88            82            83
   Interest                    164           160           153           204           255           186
                            ------        ------        ------        ------        ------        ------
     Fixed Charges             242           259           245           292           337           269
   Capitalized
   Interest                     64            98            95            97            84            73
                            ------        ------        ------        ------        ------        ------
     Total Fixed
   Charges                  $  306        $  357        $  340        $  389        $  421        $  342
                            ======        ======        ======        ======        ======        ======
Ratio or Earnings to
   Fixed Charges             26.72         26.75         23.95         18.41         14.76         13.46
                            ======        ======        ======        ======        ======        ======


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(1)   The ratio of earnings to fixed charges represents the historical ratio of
      Johnson & Johnson and is calculated on a total enterprise basis. The ratio is computed by dividing the sum of earnings before provision for taxes and fixed charges (excluding capitalized interest) by fixed charges. Fixed charges represent interest (including capitalized interest) and amortization of debt discount and expense and the interest factor of all rentals, consisting of an appropriate interest factor on operating leases.